    Berry Petroleum Company News       Page  1 of 6

Berry Petroleum Announces Results for Third Quarter of 2009

Denver -- (BUSINESS WIRE) – October 30, 2009 -- Berry Petroleum Company (NYSE:BRY) reported net income of $19 million, or $0.41 per diluted share, for the third quarter of 2009, compared to net income of $53.3 million, or $1.16 per diluted share for the third quarter of 2008, according to Robert F. Heinemann, president and chief executive officer. Discretionary cash flow for the third quarter totaled $60 million. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

Items that affected net income for the quarter included a non-cash gain on hedges, the write-off of certain costs related to the Company’s credit facility, a net gain on asset sales, and inventoried volumes from Poso Creek that were sold in the third quarter. In total, for the third quarter of 2009, these items increased net income by approximately $3.3 million, or $0.07 per diluted share for an adjusted third quarter net income of $15.7 million, or $0.34 per diluted share.

For the third quarters of 2009 and 2008, average net production in BOE per day was as follows:

	Third Quarter Ended September 30
	2009 Production		2008 Production
Oil (Bbls)	19,310	68%	21,162	60%
Natural Gas (BOE)	9,107	32%	13,988	40%
Total BOE per day	28,417	100%	35,150	100%

DJ Basin Production (BOE/D)	-		3,337
Production – Continuing Operations (BOE/D)	28,417		31,813

Mr. Heinemann said, “Production averaged 28,400 BOE/D for the third quarter of 2009 generating discretionary cash flow of $60 million with a total of only $22 million of capital expenditures.  Strong cash flow along with the completion of our East Texas midstream sale allowed us to repay $78 million of debt during the quarter.  With our $938 million borrowing base reconfirmed during October, our liquidity today is approximately $550 million. As we complete our 2009 program, we are also preparing for an increased level of activity in 2010.  In the Diatomite we are installing additional infrastructure and steam generation capacity to prepare for our drilling program which should increase production to 5,000 BOE/D by year-end 2010.  During the fourth quarter we will also initiate a steam flood pilot on our recently acquired McKittrick 21Z property and expand our successful steam flood pilot at Ethel D.  These activities are supported by continued strong demand for California crude oil which allowed us during the third quarter to execute twelve month contracts for most of our California production. “

Three Months Results
Sales from oil and gas were $127 million in the third quarter of 2009 compared to $194 million in the same 2008 period due primarily to lower oil and natural gas prices. For the same period, operating costs were lower by $2.94 per BOE due to lower natural gas prices which reduces the cost of steam in California and the continued results of company-wide cost reduction initiatives.  General and administrative costs were also lower by $0.78 per BOE as the Company continues to realize the benefits of its cost reduction efforts.  Interest expense was higher by $6.5 million compared to the third quarter of 2008 as a result of issuing $450 million of 10.25% senior unsecured notes during the second and third quarters of 2009.

                         Contact: Berry Petroleum Company                                                  Investors and Media
1999 Broadway, Suite 3700                                                                     David Wolf                                1-303-999-4400
Denver, Colorado 80202                                                                         Shawn Canaday                        1-303-999-4000

Internet:  www.bry.com                                                                           SOURCE: Berry Petroleum Company

    Berry Petroleum Company News       Page  2 of 6

Operational Update
Michael Duginski, executive vice president and chief operating officer, stated, “Our operating cost reductions have remained solid with a 25% reduction year to date compared to 2008 levels.  These cost reductions, along with a narrowed California crude oil differential, allowed us to generate margins of approximately $28.75 per BOE during the third quarter.  Our N. Midway Diatomite production continues to perform as expected averaging 3,120 BOE/D in the third quarter, up 50% from the comparable 2008 quarter and up 7% from the second quarter of 2009.  The necessary land work in E. Texas has been completed and we plan to spud our first horizontal Haynesville well in the Darco field in the fourth quarter of 2009.  During the third quarter, we also tested high volume completions in the Piceance with a 25% improvement in our initial production rate compared to our historical field average. We expect to increase production in the fourth quarter of 2009 as we complete our 2009 capital program and continue to expect companywide production to average 30,000 BOE/D in 2009.  “

Costs Per BOE and Updated 2009 Guidance
	Anticipated range
	Full-year 2009 per BOE	3 mo. ended 09/30/09	3 mo. ended 09/30/08
Operating costs-oil and gas production	$13.00 - 15.00	$14.99	$17.93
Production taxes	1.50 - 2.50	1.48	3.04
DD&A – oil and gas production (1)	12.50 - 13.50	12.81	12.76
G&A	4.25 - 4.75	4.09	4.87
Interest expense	4.00 - 4.75	5.57	2.74
Total	$35.25 - 40.50	$38.94	$41.34
(1) Full-year estimate includes both oil & gas and electricity

2010 Capital and Production Guidance
While the Company is finalizing its 2010 capital plans, capital spending for 2010 is expected to range between $220 million and $260 million.  This capital will likely be allocated approximately 65% to oil projects to fund the Diatomite development, steamflood developments at McKittrick 21Z and Ethel D and drilling at Brundage Canyon.  With this level of investment, production should increase approximately 5% with strong quarterly increases throughout the year.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow
	Three Months Ended
	09/30/09	09/30/08
Net cash provided by operating activities	$89.2	$137.4
Add back: Net increase (decrease) in current assets	1.9	6.1
Add back: Net decrease (increase) in current liabilities including book overdraft	(31.6)	(12.4)
Discretionary cash flow	$59.5	$131.1

                         Contact: Berry Petroleum Company                                                  Investors and Media
1999 Broadway, Suite 3700                                                                     David Wolf                                1-303-999-4400
Denver, Colorado 80202                                                                         Shawn Canaday                        1-303-999-4000

Internet:  www.bry.com                                                                           SOURCE: Berry Petroleum Company

    Berry Petroleum Company News       Page  3 of 6

Adjusted Net Income
Three Months Ended
09/30/09
Net income before adjustments	$19.0
After tax adjustments:
Non-cash hedge gains	(2.4)
Poso Creek Inventory trade sales	(1.0)
Write off of credit facility costs	0.2
Net gain on asset sales	(0.1)
Adjusted net income	$15.7

Teleconference Call
An earnings conference call will be held Friday, October 30, 2009 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).   Dial 1-866-788-0547 to participate, using passcode 28922960.  International callers may dial 857-350-1685.  For a digital replay available until November 6, 2009 dial 1-888-286-8010 (passcode 98141508). Listen live or via replay on the web at http://www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah, Colorado and Texas. The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at:
http://www.bry.com/index.php?page=investor

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "expected," "project," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2008 Form 10-K filed with the Securities and Exchange Commission on February 25, 2009 under the heading "Other Factors Affecting the Company's Business and Financial Results,” and updated in the Company’s Form 10-Q filings subsequent to that date.

                         Contact: Berry Petroleum Company                                                  Investors and Media
1999 Broadway, Suite 3700                                                                     David Wolf                                1-303-999-4400
Denver, Colorado 80202                                                                         Shawn Canaday                        1-303-999-4000

Internet:  www.bry.com                                                                           SOURCE: Berry Petroleum Company

    Berry Petroleum Company News       Page  4 of 6

CONDENSED STATEMENTS OF INCOME (continuing operations)
(In thousands)
(unaudited)

	Three Months		Nine Months
	09/30/09	09/30/08	09/30/09	09/30/08
Revenues
Sales of oil and gas	$127,455	$193,890	$374,117	$514,578
Sales of electricity	9,137	18,317	26,032	51,223
Gas marketing	5,217	13,284	17,646	28,046
Gain (loss) on commodity derivatives	531	701	6,565	(27)
Gain (loss) on sale of assets	828	95	828	510
Interest and other income, net	287	747	1,375	2,509
Total	143,455	227,034	426,563	596,839
Expenses
Operating costs – oil & gas	39,195	52,486	111,317	144,158
Operating costs – electricity	6,892	13,706	22,071	45,620
Production taxes	3,874	8,912	14,411	20,663
Depreciation, depletion & amortization - oil & gas	33,502	37,354	104,271	87,462
Depreciation, depletion & amortization - electricity	951	646	2,938	1,991
Gas marketing	4,633	12,034	16,149	26,087
General and administrative	10,686	14,251	37,143	36,312
Interest	14,562	8,031	35,201	14,910
Loss on extinguishment of debt	329	-	10,823	-
Dry hole, abandonment, impairment & exploration	69	1,488	209	7,396
Total	114,693	148,908	354,533	384,599

Income before income taxes	28,762	78,126	72,030	212,240
Provision for income taxes	10,423	28,511	24,681	79,377
Income from continuing operations	18,339	49,615	47,349	132,863
(Loss) income from discontinued operations, net	668	3,733	(6,323)	12,657

Net income	$19,007	$53,348	$41,026	$145,520

Basic net income from continuing operations per share	$0.41	$1.10	$1.04	$2.95
Basic net income (loss) from discontinued operations per common share	$0.01	$0.08	$(0.14)	$0.28
Basic net income per common share	$0.42	$1.18	$0.90	$3.23
Diluted net income from continuing operations per share	$0.40	$1.08	$1.03	$2.90
Diluted net income (loss) from discontinued operations per common share	$0.01	$0.08	$(0.14)	$0.28
Diluted net income per common share	$0.41	$1.16	$0.89	$3.18
Cash dividends per share	$0.075	$0.075	$0.225	$0.225

                         Contact: Berry Petroleum Company                                                  Investors and Media
1999 Broadway, Suite 3700                                                                     David Wolf                                1-303-999-4400
Denver, Colorado 80202                                                                         Shawn Canaday                        1-303-999-4000

Internet:  www.bry.com                                                                           SOURCE: Berry Petroleum Company

[    Berry Petroleum Company News       Page  5 of 6

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	09/30/09	12/31/08
Assets
Current assets	$109,401	$189,080
Property, buildings & equipment, net	2,096,897	2,254,425
Fair value of derivatives	1,002	79,696
Other assets	33,245	19,182
	$2,240,545	$2,542,383
Liabilities & Shareholders’ Equity
Current liabilities	$149,041	$260,625
Deferred taxes	250,045	270,323
Long-term debt	1,000,925	1,131,800
Other long-term liabilities	64,057	47,888
Fair value of derivatives	41,316	4,203
Shareholders’ equity	735,161	827,544
	$2,240,545	$2,542,383

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Nine Months
	09/30/09	09/30/08
Cash flows from operating activities:
Net income	$41,026	$145,520
Depreciation, depletion & amortization (DD&A)	109,397	98,579
Loss on debt issuance costs	10,823	-
Dry hole & impairment	9,643	6,858
Commodity derivatives	4,796	(8)
Stock based compensation	7,054	6,653
Deferred income taxes	13,546	76,502
Gain on sale of asset	79	(510)
Other, net	(362)	(1,500)
Net changes in operating assets and liabilities	(47,623)	(846)

Net cash provided by operating activities	148,379	331,248

Net cash provided by (used in) investing activities	12,111	(986,865)
Net cash (used in) provided by financing activities	(159,755)	655,360

Net increase (decrease) in cash and cash equivalents	735	(257)

Cash and cash equivalents at beginning of year	240	316

Cash and cash equivalents at end of period	$975	$59

                         Contact: Berry Petroleum Company                                                  Investors and Media
1999 Broadway, Suite 3700                                                                     David Wolf                                1-303-999-4400
Denver, Colorado 80202                                                                         Shawn Canaday                        1-303-999-4000

Internet:  www.bry.com                                                                           SOURCE: Berry Petroleum Company

    Berry Petroleum Company News       Page  6 of 6

COMPARATIVE OPERATING STATISTICS
(Unaudited)
Three Months

	September 30, 2009%		September 30, 2008%		June 30, 2009%

Heavy Oil Production (Bbl/D)	16,780	59	17,264	49	16,822	57
Light Oil Production (Bbl/D)	2,530	9	3,898	11	3,085	11
Total Oil Production (Bbl/D)	19,310	68	21,162	60	19,907	68
Natural Gas Production (Mcf/D)	54,637	32	83,928	40	56,174	32
Total Production (BOE/D)	28,417	100	35,150	100	29,270	100

DJ Basin Production (BOE/D)	-		3,337		-
Production – Continuing Operations (BOE/D)	28,417		31,813		29,270

Oil and gas BOE for continuing operations:
Average sales price before hedging	$45.41		$83.90		$39.34
Average sales price after hedging	46.39		67.04		45.74

Oil, per Bbl, for continuing operations:
Average WTI price	$68.24		$118.22		$59.79
Price sensitive royalties	(2.36)		(5.30)		(2.08)
Quality differential and other	(8.78)		(10.80)		(7.86)
Crude oil hedges	0.87		(26.12)		8.91
Average oil sales price after hedging	$57.97		$76.00		$58.76

Natural gas price for continuing operations:
Average Henry Hub price per MMBtu	$3.39		$10.24		$3.51
Conversion to Mcf	0.17		0.51		0.18
Natural gas hedges	0.20		0.20		0.21
Location, quality differentials and other	(0.28)		(2.69)		(0.72)
Average gas sales price after hedging per Mcf	$3.48		$8.26		$3.18

# # #

                         Contact: Berry Petroleum Company                                                  Investors and Media
1999 Broadway, Suite 3700                                                                     David Wolf                                1-303-999-4400
Denver, Colorado 80202                                                                         Shawn Canaday                        1-303-999-4000

Internet:  www.bry.com                                                                           SOURCE: Berry Petroleum Company